Exhibit 3.103

ARTICLES OF INCORPORATION

OF

VITAMIN WORLD (VI), INC.

The undersigned, all natural persons of the age of 18 years or more, acting as incorporators for the purposes hereinafter stated, under and pursuant to the Business Corporations Law of the Territory of the Virgin Islands, do hereby certify as follows:

ARTICLE I

NAME

The name of the corporation is VITAMIN WORLD (VI), INC.

ARTICLE II

PURPOSES

(A)          The Corporation is formed to engage in the sale, distribution and importation of vitamins, health supplements and non-prescription drugs and other related and ancillary purposes.

(B)           To hire and employ agents, servants and employees, and to enter into agreements of employment and collective bargaining agreements, and to act as agent, contractor, trustee, factor or otherwise, either alone or in company with others.

(C)           To purchase, receive by way of gift, subscribe for, invest in, and in all other ways acquire, import, lease, possess, maintain, handle on assignment, own, hold for investment or otherwise use, enjoy, exercise, operate, manage, conduct, perform, make, borrow, guarantee, contract in respect of, trade and deal in, sell, exchange, let, lend, export, mortgage, pledge, deed in trust, hypothecate, encumber, transfer, assign, and in all other ways dispose of, design, develop, invest, improve, equip, repair, alter, fabricate, assemble, build, construct, operate, manufacture, plant, cultivate, produce, market, and in all other ways (whether like and unlike any of the foregoing), deal in and with property of every kind and character, real, personal and mixed, tangible or intangible, wherever situated and however held, including, but not limited to, money, credits, choses in action, securities, stocks, bonds, warrants, script, certificates, debentures, mortgages, notes, commercial paper and other obligations and evidences of interest in or indebtedness of any person, firm or corporation, foreign or domestic, or of any government or subdivision or agency thereof, documents of title, and accompanying rights and every other kind and character of personal property, real property (improved or unimproved), and the products and avails, thereof, and every character of interest therein and appurtenances thereto, including, but not limited to, mineral, oil, gas and water rights, all of or any part of any going business and its incidents, franchises, subsidiaries, charters, concessions, grants, rights, powers or privileges, granted or conferred by any government or subdivision or agency thereof, and any interest in or part of the foregoing, and to exercise in respect thereof all of the rights, powers, privileges, and immunities of individual owners or holders thereof.

(D)          To promote or aid in any manner, financially or otherwise, any person, firm, association or corporation, and to guarantee contracts and other obligations.

(E)           To let concessions to others to do any of the things that this Corporation is endowed to do and to enter into, make, perform, and carry out, contracts and arrangements of every kind and character with any person, firm, association or corporation, or any government authority or subdivision or agency thereof.

(F)           To carry on any business whatsoever that this corporation may deem proper in connection with any of the foregoing purposes or otherwise, or that it may deem calculated, directly or indirectly, to improve the interests of this Corporation, and to do all things specified in 13 V.I.C. Chapter 1, and to have and to exercise all powers conferred by the laws of the Territory of the Virgin Islands on corporations formed under the laws pursuant to which and under which this Corporation is formed, as such laws are now in effect or may at any time hereafter be amended, and to do any and all things hereinabove set forth to the same extent and as fully as natural persons might or could do, either alone or in combination with other persons, firms, associations or corporations, and in any part of the world.

The foregoing statement of purposes shall be construed as a statement of both purposes and powers, shall be liberally construed in aid of the powers of this Corporation, and the powers and purposes stated in each clause shall, except where otherwise stated, be in nowise limited or restricted by any term or provision of any other clause, and shall be regarded not only as independent purposes, but the purposes and powers stated shall be construed distributively as each object expressed, and enumeration as to specific powers shall not be construed as to limit in any manner the aforesaid general powers, but are in furtherance of, and in addition to and not in limitation of said general powers.

ARTICLE III

AUTHORIZED SHARES

The aggregate number of shares which the corporation shall have authority to issue is one thousand (1,000) shares, with a par value of $0.01 per share, and a paid in subscription price of $1.00 per share, of one class which shall be designated common stock.

ARTICLE IV

MINIMUM CAPITAL

The minimum capital of the corporation shall at no time be less than $1,000.00.

ARTICLE V

REGISTERED OFFICE AND AGENT

The principal office of the corporation is Citibank Building, Suite 208, Veteran’s Drive, P.O. Box 5304, St. Thomas, Virgin Islands 00803-5304. The name of the corporation’s registered agent at this address is The Prentice Hall Corporation System, Inc., c/o Trident Trust Company (V.I.) Ltd.

ARTICLE VI

PERIOD OF CORPORATE EXISTENCE

The corporation’s existence shall begin upon filing these Articles of Incorporation and shall be perpetual.

ARTICLE VII

NUMBER OF DIRECTORS

The number of directors of the corporation shall be fixed from time to time by its bylaws and may be increased or decreased as therein provided, but the number thereof shall not be less than three.

ARTICLE VIII

MANAGEMENT

The corporation shall be managed by the Board of Directors, which shall exercise all powers conferred under the laws of the Territory of the Virgin Islands.

ARTICLE IX

INCORPORATORS

The names and mailing addresses of the incorporators are as follows:

NAME:	ADDRESS:

HARVEY KAMIL	90 Orville Drive

Bohemia, NY 11716

MICHAEL C. SLADE	90 Orville Drive

Bohemia, NY 11716

JAMES FLAHERTY	90 Orville Drive

Bohemia, NY 11716

ARTICLE X

AMENDMENTS

The corporation reserves the right to amend these articles at any time.

/s/ Harvey Kamil
HARVEY KAMIL

State of New York	)
County of Suffolk	) ss.:

The foregoing Articles of Incorporation were acknowledged before me this 30 day of September 2003, by Harvey Kamil.

/s/ Debra Deleary Dyckman
Notary Public

My commission expires                                     .

/s/ Michael C. Slade
MICHAEL C. SLADE

State of New York	)
County of Suffolk	) ss.:

The foregoing Articles of Incorporation were acknowledged before me this 30 day of September 2003, by Michael C. Slade.

/s/ Debra Deleary Dyckman
Notary Public

My commission expires                                     .

/s/ James Flaherty
JAMES FLAHERTY

State of New York	)
County of Suffolk	) ss.:

The foregoing Articles of Incorporation were acknowledged before me this 30 day of September 2003, by James Flaherty.

/s/ Debra Deleary Dyckman
Notary Public

My commission expires                                     .

Consent of Agent for Service of Process

This writing witnesseth that the undersigned

THE PRENTICE-HALL CORPORATION SYSTEM, INC.
Name of Agent

having been designated by;

VITAMIN WORLD (V.I.) INC.
Name of qualifying entity

as agent of the said company upon whom service of process may be made in all suits arising against the said company in the Courts of the Virgin Islands, do hereby consent to act as such agent, and that service of process may be made upon me in accordance with Title 13 of the Virgin Islands Code.

IN WITNESS WHEREOF, I have hereunto set my signature the 4th day of March, 2005

/s/ Linda L. Quetel
For and on Behalf of
The Prentice-Hall Corporation System, Inc.
By: Linda L. Quetel

Subscribed and sworn to before me 4th day March, 2005 at St Thomas, Virgin Island

/s/ Louise D. Questel
(Notary Public)